Exhibit 99.1

Remarks of Brian Duperreault from the Goldman Sachs U.S. Financial Services Conference on December 5, 2018

•	Thanks very much for having us join you today. Before we get into our discussion, I’d like to make a few prepared remarks.

•	As most of you will have seen last night, we named Mark Lyons as AIG’s Chief Financial Officer. We are extremely fortunate to have someone of Mark’s caliber and experience in the role.

•	I want to take a moment to thank Sid for his many contributions over the last few years as CFO and as Chief Risk Officer before that. He will be staying on to help us close the books on fiscal 2018 and ensure a smooth transition.

•	When we approached Mark earlier this year to join us as Chief Actuary for our General Insurance business, he was already the CFO of a publicly traded insurance company.

•	Fortunately, he saw great potential and opportunity at AIG and agreed to join Peter and our General Insurance team. Not only does he have deep actuarial experience – something he has been putting to good use over the last several months – he is a strategic business partner.

•	As you know, when I joined AIG last year, we began taking decisive actions to restore profitable growth in our core business in GI.

•	We moved quickly to restore best in class underwriting principles and mitigate risk and volatility by restructuring our approach to reinsurance and risk limits. Peter has attracted some of the best talent in the industry.

•	While you know that I’ve been reluctant to give financial guidance, today I’d like to share some metrics on how we see Q4 and 2019 coming in.

•	Our current outlook is impacted by equity market conditions and the closing of Fortitude Re. And I’m pleased to reaffirm that General Insurance is progressing according to plan and is on track to enter 2019 at a slight underwriting profit, including AAL.

Remarks of Brian Duperreault from the Goldman Sachs U.S. Financial Services Conference on December 5, 2018

•	We are also on track to reach $450 million in targeted run rate expense savings, net of investments in the business. The majority of expense savings will be visible in General Insurance and AIG Parent. In Life and Retirement, we are investing in new business growth, which will lead to a modest increase in expenses there.

•	Looking at GI more specifically – CAT losses from Michael are trending to the upper end of the previous guidance we issued; and on the California wildfires, reinsurance will respond as a single event and will add between $150 million and $175 million net pre-tax losses because of the attachment of our aggregate cover. Additionally, Validus’ pre-tax loss for the wildfires is expected to be around $60 million.

•	The latest net loss estimates for Q4 CAT events to date is in the range of $750 million to $800 million on a pre-tax basis.

•	These estimates do not include any December events.

•	For GI in 2019, as I mentioned, we expect to enter the year with a slight underwriting profit, including AAL, and net earned premium is expected to be consistent with 2018 levels.

•	In Life and Retirement, fourth quarter pretax income should be relatively flat from reported Q3 pretax income, reflecting equity market volatility, which impacted both NII and fee income in Q4.

•	Overall, we expect Life and Retirement’s Q4 return on equity in the low double digits due to equity markets performance quarter to date.

•	We are pleased to see that Life and Retirement’s top line growth continues to improve, although earnings will be down in the second half, partly related to investment in new business and growth initiatives.

Remarks of Brian Duperreault from the Goldman Sachs U.S. Financial Services Conference on December 5, 2018

•	In 2019, Life and Retirement pretax income is expected to be flat from full year 2018, and we expect its ROE in the range of our full year run rate, assuming markets stabilize.

•	In our Legacy business, you will have seen that we closed the sale of 19.9% of Fortitude Re to Carlyle on November 14. This minority share in a non-controlling interest is now reported on our income statement, which has the effect of reducing AIG’s EPS.

•	For Q4, Legacy expects to have a 0 to 2% ROE.

•	For 2019, Legacy expects to have a 2-3% ROE – and both of these ranges are before taking into account Carlyle’s minority interest.

•	Turning to Net Investment Income overall, we expect to meet our prior guidance of $13 billion for the full year 2018. We were running above this guidance for the first six months of the year, but expect we will be below for the second half due to lower returns on alternatives and fair value options.

•	For 2019, NII is expected to be flat to our 2018 forecast, that is $13 billion with a similar proportion among Life and Retirement, GI and Legacy as in 2018.

•	Of course, equity markets remain volatile and our guidance is based on what we see today. We can’t predict how the market will perform through the end of December or into 2019.

•	Turning to tax, our tax rate calculations are complicated, with many moving parts such as CATs, business mix, geographic distribution of income and reinsurance strategies.

•	In Q3, we guided our effective tax rate to 25%. We now believe Q4 will be closer to around 26% because of the impact of global CATs and a shift in business mix, and of course excluding discreet items.

Remarks of Brian Duperreault from the Goldman Sachs U.S. Financial Services Conference on December 5, 2018

•	For 2019, we believe our effective tax rate will be between 24 and 25%, excluding discrete items.

•	Additionally, the rate may change based on guidance released by US regulators, particularly with respect to BEAT and GILTI.

•	I know this audience is always interested in stock buy backs: in Q4, we bought back $500 million of stock, bringing our current year total to $1.5 billion. We have $760 million remaining on our current board authorization.

•	Let me finish by coming back to a question we fielded on our Q3 earnings call about our target consolidated adjusted ROE. I noted that we anticipate 8% excluding AOCI and DTA, based on a slight underwriting profit in GI going into 2019.

•	Let me clear – we are not satisfied with 8% and it is absolutely our intention to reach a top quartile, double digit adjusted ROE, which will be driven primarily by further improvement in GI.

•	This is going to take some time – up to 3 years to get to double digits. But we will get there.

•	The problems that AIG had when I arrived were the result of over a decade of fire-fighting - but we are moving beyond that era and we are on the right path.

•	I know this is a lot of information to take in at a conference setting, so we will be filing my remarks on an 8-K later today. There are a lot of moving pieces, so we wanted to provide you with a complete picture of our current estimates, reflecting recent CAT activity, as we look ahead to closing out 2018 and moving into 2019.

•	With that, I’m happy to take any questions.

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